Exhibit 10.1
May 20, 2008
Matthew E. Rubel
Collective Brands, Inc.
3231 SE Sixth Avenue
Topeka, Kansas 66607
Dear Matt,
As you know, the Board is evaluating the possibility of combining the role of Chairman and Chief Executive Officer. I write to confirm your agreement with the Company concerning the applicability of such a combination and its aftermath to the provisions of your May 20, 2005 Employment Agreement with the Company, as amended (the “Agreement”). By your signature below, you agree that if the Board of Directors does determine to designate you as, and add to your Company title the title of, Chairman of the Board of the Company for a period of time, your later removal from the position of Chairman of the Board (and the subsequent alteration of your title to reflect such removal) would not constitute “good reason” for purposes of the Agreement, including in particular Section 5(c)(1) thereof, solely in the event if such removal were determined by the Board, on the written advice of outside counsel, to be legally necessary to comply with a change after the date hereof in a legal, regulatory or stock exchange listing requirement[s], and you hereby waive, pursuant to Section 13(g) of the Agreement, any right to claim “good reason” solely as a result of such removal action by the Board.
Please sign below to acknowledge your understanding and agreement to the foregoing.

Regards,

/s/ Mylle Mangum Mylle Mangum
Chairman
Compensation, Nominating & Governance

Agreed:

/s/ Mathew E. Rubel Matthew E. Rubel
Date: May 22, 2008
Collective Brands, Inc. 3231 S.E. 6th Avenue, Topeka, KS 66607-2207